                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                       Under the Securities Act of 1934

                        (Amendment No. _____________)*


                     FLEMINGTON PHARMACEUTICAL CORPORATION
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                               (Name of Issuer)


                         Common Stock, $ .01 par value
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                        (Title of Class of Securities)

                                  339280 10 9
                          ---------------------------
                                (CUSIP Number)

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CUSIP NO. 339280 10 9                  13G             Page  2  of  5  Pages
          -----------
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1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harry A. Dugger III
         ###-##-####
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b)

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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

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                          5         SOLE VOTING POWER

                                    1,559,003
                          ----------------------------------------------------
 NUMBER OF SHARES EACH    6         SHARED VOTING POWER
      BENEFICIALLY
                                    0
                          ----------------------------------------------------
        OWNED BY          7         SOLE DISPOSITIVE POWER
 REPORTING PERSON WITH
                                    1,559,003
                          ----------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,559,003
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          (1)
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          40.2%
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12        TYPE OF REPORTING PERSON*

          IN
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(1) The aggregate amount set forth in Row 9 excludes 120,000 shares owned by the reporting person's son, Andrew Dugger (60,000) and daughter Christina
    D. Sommer (60,000) for which the reporting person disclaims beneficial ownership for purposes of this filing.

Item 1.

(a)      Name of Issuer:   Flemington Pharmaceutical Corporation

(b)      Address of Issuer's Principal Executive Offices:

                 43 Emery Avenue, Flemington, New Jersey 08822



Item 2.

(a)      Name of Person Filing:        Harry A. Dugger III

(b)      Address:                      548 Sergeantsville Road,
                                       Flemington, New Jersey 08822

(c)      Citizenship:                  U.S.A.

(d)      Title of Class of Securities: Common Stock, $.01 par value

(e)      CUSIP Number:                 339280 10 9



Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable.

               (a) [ ] Broker or Dealer registered under Section 15 of the Act

               (b) [ ] Bank as defined in section 3(a)(6) of the Act

               (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

               (d) [ ] Investment Company registered under section 8 of the Investment Company Act

               (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

               (g) [ ] Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G)

               (h) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)



Item 4.  OWNERSHIP



(a)      Amount Benefically Owned:   1,559,003

(b)      Percent of Class:           40.2%

(c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 1,559,003

          (ii) shared power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 1,559,003

          (iv) shared power to dispose or to direct the disposition of: 0



Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, checkthe following [ ].



Item 6. OWNERSHIP OF MORE THAT FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not Applicable.



Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable.



Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not
Applicable.



Item 9. NOTICE OF DISSOLUTION OF GROUP: Not Applicable.



Item 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct



                                                     March 9, 1998
                                             -----------------------------
                                                        (date)


                                            /s/ Harry A. Dugger III, Ph.D.
                                            ------------------------------
                                                       Signature


                                         Harry A. Dugger III, Ph.D., President
                                         -------------------------------------
                                                      Name/Title